Exhibit 99.1
Repros Therapeutics Inc. Provides Additional Information on Proellex®Clinical Program
The Woodlands, Texas — July 7, 2009, Repros Therapeutics (NasdaqGM:RPRX) provides a further update on the clinical development of Proellex 25 and 12.5 mg doses.
Repros’ recent decision to discontinue the use of the Proellex 50 mg dose in its ongoing clinical studies was based on observations of a dose-related increase in liver enzymes in a low percentage of women. The company believes that the 25 mg and 12.5 mg doses will offer comparable efficacy benefits while providing an improved safety profile.
The overall clinical development program for Proellex includes numerous pharmacokinetic, pharmacodynamic, Phase I, Phase II, and ongoing Phase III clinical trials. These studies used doses of Proellex ranging from 3 mg up to 200 mg daily. From completed studies as well as from an ongoing large open label trial, it has been determined that the drug appears to be well tolerated.
Most drugs are predominantly metabolized in the liver, as is Proellex. Repros has paid particular attention in all ongoing and completed trials to detect any change in liver enzymes in women taking Proellex. Frequent monitoring of liver enzymes has allowed the early detection of increases at or above a level where the treatment with Proellex would have to be discontinued. This level was set in the clinical trials at an increase in liver aminotransferases (ALT; AST) greater than, or equal to three times the Upper Level of Normal (≥ 3 x ULN).
The following data were observed in 470 women treated with Proellex through June 2009 (n values may vary slightly due to randomization):

		Number of Subjects	Percent of Women
		Discontinuing	Discontinuing
Proellex	Subjects Exposed At	Treatment due to	Treatment due to
Dose	Various Doses	Aminotransferases	Aminotransferases
(mg)	> 1 Month	≥ 3 x ULN	≥ 3 x ULN
12.5	N = 55	0	0%
25	N = 225	1	0.4%
50	N = 190	9	4.7%
The above listed elevations all occurred in the first four months of treatment and resolved without intervention upon discontinuation of product. No elevations have been observed in studies with subjects treated for multiple four month treatment periods. Additionally, the one subject in the chart above on the 25 mg dose, which case was noted and reported 2 years ago, also showed a positive ANA titer, which may have been a pre-existing condition. The ANA (antinuclear antibody) test helps diagnose autoimmune diseases, such as rheumatoid arthritis and lupus, but can also be positive in people with other diseases, as well as linked to use of certain medications.
Completed studies at 25 and 12.5 mg doses have demonstrated statistically and clinically significant control of excessive menstrual bleeding and improvement in quality of life parameters. In a completed Phase II study, which included 127 women with uterine fibroids, doses of 25 and 12.5 mg were compared to placebo for a period of three months. Both the 25 and 12.5 mg doses showed statistically significant (p < 0.0001) improvements in three clinically relevant endpoints: hemoglobin level, menstrual bleeding scores and quality of life parameters.
Repros believes that the decision to move forward with the 25 and 12.5 mg doses will improve the benefit/risk profile of Proellex. Additionally, Repros believes that any new studies required for the approval of the 12.5 mg dose will not adversely impact anticipated timing of NDAs for Proellex.
“Drug development is a dynamic process, the aim of which is to try and bring to market a product with an optimal balance between benefits and risks that will address an unmet medical need in patients. Our decision to stop the 50 mg dose supports this concept, as well as demonstrates our commitment to safeguarding the well-being of the women participating in our clinical trials,” stated Dr. Paul Lammers, President of Repros Therapeutics.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, the timing of submission of NDAs, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Contact:	Dr. Paul Lammers President (713) 294-2380